                    [L3 COMMUNICATIONS LETTERHEAD]

                                                           NEWS

Contact:   Cynthia Swain
           Vice President, Corporate Communications
           L-3 Communications
           212-697-1111

Contact:   Financial Dynamics
           Investors: Eric Boyriven, Olivia Pirovano       For Immediate Release
           Media: Evan Goetz                               ---------------------
           212-850-5600

          L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2004 RESULTS
       -SALES, OPERATING INCOME AND DILUTED EARNINGS PER SHARE INCREASE
                      36.9%, 38.3% AND 52.8%, RESPECTIVELY

NEW YORK, NY, July 27, 2004 - L-3 Communications (NYSE: LLL) today announced strong results for the 2004 second quarter, including sales of $1,680.0 million, operating income of $178.1 million, diluted earnings per share of $0.81, net cash from operating activities of $139.2 million and free cash flow(1) of $127.6 million.

For the 2004 second quarter, sales increased by 36.9% to $1,680.0 million from sales of $1,226.9 million for the 2003 second quarter. The increase in sales from acquired businesses was $279.3 million. Consolidated organic(2) sales growth was 14.2%, or $173.8 million. Organic sales growth for the company's defense businesses was 13.7%, or $149.2 million, driven by continued strong demand for secure communications and intelligence, surveillance and reconnaissance systems and products, aircraft modernization and maintenance, training and government services, training devices, guidance, navigation and imaging products and naval power equipment and services. Organic sales for the company's commercial and other non-military businesses increased by 17.4%, or $24.6 million, primarily due to increased volume for commercial aviation products and maintenance of security systems.

Consolidated operating income for the 2004 second quarter increased by 38.3% to $178.1 million from $128.8 million for the 2003 second quarter. Consolidated operating income as a percentage of sales (operating margin) increased to 10.6% for the 2004 second quarter, compared to 10.5% for the 2003 second quarter. The changes in operating margin are explained in the company's segment results discussed below.

For the 2004 second quarter, interest and other (income) expense includes a $1.7 million loss for certain equity investments, and a $1.2 million loss related to an increase in the carrying value of the embedded derivatives related to L-3's $420 million of 4% Senior Subordinated Convertible Contingent Debt Securities (CODES).

Net income for the 2004 second quarter increased by 65.0% to $88.1 million, compared to net income of $53.4 million for the 2003 second quarter. Diluted earnings per share (EPS) increased by 52.8% to $0.81, compared to $0.53 for the 2003 second quarter. Net income for the 2003 second quarter includes an after-tax charge of $7.2 million, or $0.07 per diluted share, for the early retirement of the company's $180 million of 8 1/2% senior subordinated notes. Excluding this debt retirement charge, diluted EPS would have increased by 35.0% for the 2004 second quarter compared to the 2003 second quarter.

-------------------
Notes:
(1) See discussions and calculations of free cash flow on the financial tables attached to this press release.
(2) Organic sales growth is defined as the current period vs. prior period increase or decrease in sales excluding the increase in sales from acquired businesses.


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L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2004 RESULTS                 PAGE 2


For the 2004 second quarter, funded orders increased by 31.6% to $1,844.7 million, compared to funded orders of $1,402.2 million for the 2003 second quarter. At June 30, 2004, funded backlog was $4,240.4 million, an increase of 8.9%, compared to funded backlog of $3,893.3 million at December 31, 2003.

Net cash from operating activities for the 2004 second quarter increased by 36.2% to $139.2 million from $102.2 million for the 2003 second quarter. Free cash flow for the 2004 second quarter increased by 57.5% to $127.6 million, compared to free cash flow of $81.0 million for the 2003 second quarter.

"L-3 had a record second quarter," said Frank C. Lanza, chairman and chief executive officer of L-3 Communications. "L-3 had strong performance across its business segments, particularly in ISR, secure communications, training devices and services, aircraft modernization, and guidance, navigation and imaging products."


YEAR TO DATE RESULTS

For the 2004 first half, sales increased by 38.2% to $3,201.6 million from sales of $2,315.9 million for the 2003 first half. The increase in sales from acquired businesses was $563.0 million. Consolidated organic sales growth was 13.9%, or $322.7 million. Organic sales growth for the company's defense businesses was 15.8%, or $320.2 million, driven by continued strong demand for secure communications and intelligence, surveillance and reconnaissance systems and products, aircraft modernization, training and government services, training devices and guidance, navigation and imaging products and naval power equipment and services. Organic sales for the company's commercial and other non-military businesses increased by 0.9%, or $2.5 million, primarily due to increased volume for commercial aviation products partially offset by lower sales for Explosives Detection Systems (EDS).

Operating income for the 2004 first half increased by 38.8% to $329.7 million from $237.6 million for the 2003 first half. Operating margin was unchanged at 10.3%.

For the 2004 first half, interest and other (income) expense includes a $2.6 million loss for certain equity investments and a $1.9 million loss related to an increase in the carrying value of the embedded derivatives related to L-3's $420 million of 4% Senior Subordinated Convertible Contingent Debt Securities (CODES).

Net income for the 2004 first half increased by 55.3% to $160.1 million, compared to net income of $103.1 million for the 2003 first half. Diluted EPS increased by 42.7% to $1.47, compared to $1.03 for the 2003 first half. Net income for the 2003 first half includes the after-tax debt retirement charge of $7.2 million, or $0.07 per diluted share, as discussed above. Excluding this debt retirement charge, diluted EPS would have increased by 33.6% for the 2004 first half compared to the 2003 first half.

For the 2004 first half, funded orders increased by 34.3% to $3,515.0 million, compared to funded orders of $2,617.7 million for the 2003 first half.

Net cash from operating activities for the 2004 first half increased by 17.1% to $244.0 million from $208.3 million for the 2003 first half. Free cash flow for the 2004 first half increased by 28.5% to $219.9 million, compared to free cash flow of $171.1 million for the 2003 first half.

At June 30, 2004, the company had $228.0 million in cash, an increase of $93.1 million, as compared to $134.9 million at December 31, 2003. Total debt declined by $311.7 million to $2,145.6 million at June 30, 2004, compared to $2,457.3 million at December 31, 2003. Shareholders' equity increased by $513.9 million to $3,088.4 million at June 30, 2004, from $2,574.5 million at December 31, 2003. Total debt as a percentage of book capitalization (total debt plus minority interest plus shareholders' equity) decreased to 40.4% at June 30, 2004, compared to 48.1% at December 31, 2003. Available borrowings under the company's revolving credit facilities were $669.9 million at June 30, 2004. The decline in debt is primarily due to the conversion of $298.2 million of convertible notes into 7.3 million shares of L-3 Communications Holdings common stock in January of 2004, which also increased shareholder's equity by $292.3 million.


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L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2004 RESULTS                 PAGE 3


SEGMENT RESULTS

SECURE COMMUNICATIONS & ISR

Secure Communications & ISR (SC&ISR) 2004 second quarter sales increased by 17.3% to $413.6 million from $352.6 million for the 2003 second quarter. Organic sales growth was $46.3 million, or 13.1%, reflecting continued strong demand from the U.S. Department of Defense (DoD) and other U.S. Government agencies for the company's secure communications and ISR systems and products. The increase in sales from acquired businesses was $14.7 million. The acquired businesses include Aeromet and certain defense and aerospace assets of IPICOM, Inc., which were acquired in 2003. SC&ISR generated operating income of $56.8 million for the 2004 second quarter, compared with $42.5 million for the 2003 second quarter. Operating margin increased to 13.7% from 12.1%, primarily because of sales growth, cost improvements and lower losses for the PrimeWave Communications business.

Orders for the SC&ISR segment were $412.2 million during the 2004 second quarter and included:

o An award for the first stage of a three-year Assessment Phase program for the United Kingdom Ministry of Defense (MoD) for a major upgrade of the Royal Air Force fleet of NIMROD MK1 aircraft.

o An award from the U.S. Air Force to build, test and deliver a Modularized Interoperable Surface Terminal (MIST) II system.

o An award for the initial phase of a Triple Link upgrade to the Predator hardware suite.

o Additional funding for the Compass Call platform to provide additional updates on two special mission aircraft.

o Follow-on funding for additional Remote Battlefield Sensor Systems (REMBASS)needed to support efforts in Afghanistan and Iraq.

o A contract award for Electronic Key Management System (EKMS) to advance the Department of Defense Cryptomodernization Initiative capability enabling EKMS to utilize IP network communications.

o An award from the U.S. Air Force for a Multi-Phase program that will modernize the legacy cryptographic units used for transmission of emergency action messages for nuclear and national command and control of U.S. strategic forces.

o An initial award to develop new Photonic Technologies for a classified customer.


For the first half of 2004, sales for SC&ISR increased by 17.3% to $797.9 million from $680.3 million for the first half of 2003. Organic sales growth was $94.7 million, or 13.9%. The increase in sales from acquired businesses was $22.9 million. The acquired businesses include Aeromet and certain defense and aerospace assets of IPICOM, Inc. SC&ISR generated operating income of $103.0 million for the 2004 first half, compared to $74.9 million for the 2003 first half. Operating margin increased to 12.9% from 11.0%. The trends affecting SC&ISR's results for the 2004 first half were similar to those for the 2004 second quarter.



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L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2004 RESULTS                 PAGE 4


TRAINING, SIMULATION AND GOVERNMENT SERVICES

Training, Simulation and Government Services (TS&GS) sales for the 2004 second quarter increased by 20.6% to $313.5 million from $259.9 million for the 2003 second quarter. Organic sales growth was $49.6 million, or 19.1%, driven by increased sales of training and government services. The increase in sales from acquired businesses was $4.0 million. The acquired businesses include Beamhit LLC and the General Electric Driver Development (GEDD) business, which were both acquired during the 2004 second quarter. Operating income was $35.3 million for the 2004 second quarter, compared to $30.5 million for the 2003 second quarter. Operating margin decreased to 11.3% from 11.7%, due to higher sales from cost-reimbursable type and time and material type contracts, which generally have lower profit margins than fixed-priced type contracts.

Orders for the TS&GS segment were $370.0 million during the 2004 second quarter and included:

o An award to provide engineering and flight test support under the Missile Defense Agency (MDA) Multiple Kill Vehicle (MKV) System Development program.

o Funding from the Unmanned Aerial Vehicle Systems Project Office (UAVS PO) for UAVs acquisition support.

o An award from the Missile Defense Agency Force Structure and Deployment Division to provide support in the deployment of missile defense units worldwide.

o A contract with U.S. Customs to provide touch-screen workstations for non-immigrant check-in of travel data, including fingerprints.

o A multi-year award from the U.S. Marine Corps College of Continuing Education to provide innovative training solutions that will allow U.S. Marines to train anytime, anywhere.

o A contract from the U.S. Marine Corps for Portable Tactical Data Systems that provide Satellite Communications for worldwide deployed units.

o An award for a long-term (15 year) contract to provide engineering, technical and program support to the U.S. Navy's Naval Sea System Command (NAVSEA).

o A contract from the U.S. Air Force to provide Vehicle Barriers to Air Force locations throughout the world.

For the first half of 2004, sales for TS&GS increased by 16.1% to $582.0 million from $501.3 million for the first half of 2003. Organic sales growth was $76.7 million, or 15.3%. The increase in sales from acquired businesses was $4.0 million. The acquired businesses include Beamhit LLC and GEDD. TS&GS generated operating income of $67.2 million for the 2004 first half, compared to $60.4 million for the 2003 first half. Operating margin decreased to 11.5% from 12.0%. The trends affecting TS&GS's results for the 2004 first half were similar to those for the 2004 second quarter.

AVIATION PRODUCTS & AIRCRAFT MODERNIZATION

Aviation Products and Aircraft Modernization (AP&AM) 2004 second quarter sales increased by 117.4% to $551.2 million from $253.6 million in the 2003 second quarter. The increase in sales from acquired businesses was $254.1 million. The acquired businesses include Vertex Aerospace, Military Aviation Services, and Flight Systems Engineering, which were acquired during 2003, and Avysis, Inc., which was acquired in 2004. Organic sales growth was $43.5 million, or 17.2%, driven by sales from the U.S. Army Aviation and Missile Command (AMCOM) contract for maintenance and logistics support of rotary-wing



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L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2004 RESULTS                 PAGE 5


aircraft at Fort Rucker, Alabama, and an increase in volume for commercial aviation products. Organic sales growth does not include the portion of the AMCOM contract sales of $22.4 million attributable to Vertex Aerospace's pre-acquisition ownership interest of 40% in the contract, which are included in sales from acquired businesses above. AP&AM generated operating income of $54.2 million for the 2004 second quarter, compared with $33.7 million for the 2003 second quarter. Operating margin decreased to 9.8% from 13.3%, primarily because of the anticipated lower operating margins from the Vertex Aerospace acquired business and the AMCOM contract, as well as higher cost-reimbursable contract type sales for aircraft modifications.

Orders for the AP&AM segment were $536.6 million during the 2004 second quarter and included:

o Additional funding for Special Operations Forces Support Activity (SOF-SA) to provide full service logistics support to the U.S. Special Operations Command (USSOCOM).

o An award to provide risk reduction tasks associated with the communications system and interior configuration for the Presidential VXX Phase I helicopter.


o Selection to design and manufacture a state-of-the-art Crash Survivable Memory Unit (CSMU) for the F-35 Joint Strike Fighter.

o A U.S. Army award for L-3's all-purpose recorder to be fitted for the entire U.S. Army helicopter inventory.


o An award from Cirrus Design for Altitude Indicators, Sky Watch(R) Collision Warning Systems and Stormscope(R) Weather Mapping Systems.

o    A U.S. Navy award for the P-3C Enhanced Special Structural Inspection
     (ESSI) program to conduct Enhanced Special Structural Inspections (ESSIs) on 16 P-3 aircraft.


o Multiple orders for Cockpit Voice Recorders (CVRs) to be used on various regional aircraft.

In addition, in July 2004, the Government of Canada selected the Sikorsky Aircraft-led Maritime Helicopter Team comprised of L-3 Communications MAS (Canada) Inc. and General Dynamics Canada to provide 28 H-92 helicopters and 20 years of in-service support for a value of approximately $3 billion. L-3 will be providing in service support and major subsystems.

For the first half of 2004, sales for AP&AM increased by 164.4% to $1,073.8 million from $406.1 million for the first half of 2003. The increase in sales from acquired businesses was $526.1 million. The acquired businesses include Avionics Systems, Vertex Aerospace, Military Aviation Services and Flight Systems Engineering, which were acquired during 2003, and Avysis, Inc., which was acquired in 2004. Organic sales growth was $141.6 million, or 34.9%, driven by higher sales for aircraft modernization and maintenance, including the AMCOM contract, and commercial aviation products. Most of the organic sales growth for commercial aviation products occurred during the 2004 second quarter. AP&AM generated operating income of $104.0 million for the 2004 first half, compared to $54.5 million for the 2003 first half. Operating margin decreased to 9.7% from 13.4%, primarily because of trends similar to those for the 2004 second quarter.


SPECIALIZED PRODUCTS

Specialized Products 2004 second quarter sales increased by 11.3% to $401.7 million from $360.8 million in the 2003 second quarter. Organic sales growth was $34.4 million, or 9.5%, driven by increased sales of training devices, guidance, navigation and imaging products, naval power equipment and services and maintenance of security systems, primarily EDS. The increase in sales from acquired businesses was $6.5


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L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2004 RESULTS                 PAGE 6


million. The acquired businesses include Klein Associates, which was acquired in September 2003, and Bay Metals and Brashear LP, which were both acquired during the 2004 second quarter. These increases were partially offset by volume declines for ruggedized computers and displays. Sales for undersea warfare products also declined due to contracts nearing completion and reliability problems on a product that are being remediated, which reduced production and sales. Operating income was $31.8 million for the 2004 second quarter, compared with $22.1 million for the 2003 second quarter. Operating margin increased to 7.9% from 6.1%, primarily because of cost reductions and volume increases for navigation and imaging products, naval power equipment and services and microwave components, which were partially offset by an increase in the estimated costs to remediate the product reliability problems on an undersea dipping sonar product.

Orders for the Specialized Products segment were $525.9 million during the 2004 second quarter and included:

o An award from the Polish Air Force to provide F-16 Block 50 aircraft flight simulators and egress procedure trainers.

o An award from Egypt for the company's Low Frequency Active Towed Sonar (LFATS). This contract launches a new product in an emerging market; namely Low Frequency Variable Depth Sonars for shipboard applications.

o Several orders for L-3's Cargo screening business, including orders from Dutch and Polish customs for the company's high-energy mobile screening trucks.

o An award from the Royal Australian Air Force to provide F-18 simulators to support pilot training and mission readiness.

o An initial subcontract to develop and support the U.S. Army's Flight School XXI program.

o An order from the Naval Air Systems Command (NAVAIR) for L-3's MX-15 multi-sensor electro-optic and infrared (EO/IR) systems for installation on the U.S. Navy P-3C maritime patrol aircraft.

o An award to design, fabricate and install a series of sophisticated technology upgrades to the 37-meter-diameter Radio Telescope.

o An order from the U.S. Navy for an Intrusion Detection Radar System as well as an Automated Identification System (AIS) Base Station with an installed Harbor Guard(R) Real Time Situational Awareness workstation.

o A follow-on award from the U.S. Special Operations Command (USSOCOM) for the Embedded National Tactical Receiver (ENTR).

o Continued support for subsystems in efforts for the Joint Direct Attack Munition (JDAM).

o Several international orders for L-3's Automated screening systems and an order from the New York City Police Department for an X-ray screening system.

o A contract from the National Defense Organization (NDO) for radio transceivers configurable to many applications, such as a man-pack, vehicular or base station systems.

o An order to provide deployable Satellite Communications Systems, Subsystems and Components, including maintenance support, to the Space and Naval Warfare Systems Center (SPAWAR).


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L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2004 RESULTS                 PAGE 7


o An award for the TriTrak Strike Projectile SAASM GPS receivers for the Hunter UAV.

For the first half of 2004, sales for Specialized Products increased by 2.7% to $747.9 million, from $728.2 million for the first half of 2003. The increase in sales from acquired businesses was $10.0 million. The acquired businesses include Klein Associates, which was acquired in 2003, and Bay Metals and Brashear LP, which were acquired in 2004. Organic sales growth was $9.7 million, or 1.3%, driven by the trends affecting the 2004 second quarter, as well as lower volume for EDS systems during the 2004 first quarter. Specialized Products generated operating income of $55.5 million for the 2004 first half, compared to $47.8 million for the 2003 first half. Operating margin increased to 7.4% from 6.6%, primarily because of the trends affecting the 2004 second quarter, as well as the lower volumes for sales of EDS systems.


GOVERNMENT AND COMMERCIAL BUSINESSES RESULTS

For the 2004 second quarter, sales from the company's government businesses increased by 39.5% to $1,501.8 million from $1,076.6 million for the 2003 second quarter. Operating income from the company's government businesses for the 2004 second quarter increased by 28.5% to $158.1 million from $123.0 million for the 2003 second quarter. Operating margin declined to 10.5% from 11.4%, primarily due to lower margins from the Vertex acquired business and the AMCOM contract.

Sales from the company's commercial businesses increased by 18.6% to $178.2 million, compared to $150.3 million for the 2003 second quarter. Operating income from the company's commercial businesses for the 2004 second quarter increased by 245% to $20.0 million, compared to operating income of $5.8 million for the 2003 second quarter. Operating margin increased to 11.2% from 3.9%, primarily due to lower losses at the company's PrimeWave Communications business, cost improvements for microwave components and higher sales volume for commercial aviation products.

For the first half of 2004, sales from the company's government businesses increased by 42.1% to $2,876.0 million from $2,023.4 million for the 2003 first half. Operating income from the company's government businesses for the 2004 first half increased by 32.2% to $300.1 million from $227.0 million for the 2003 first half. Operating margin declined to 10.4% from 11.2%, primarily due to trends similar to those affecting the 2004 second quarter.

For the first half of 2004, sales from the company's commercial businesses increased by 11.3% to $325.6 million from $292.5 million for the 2003 first half. Operating income from the company's commercial businesses for the 2004 first half increased by 179.2% to $29.6 million from $10.6 million for the 2003 first half. Operating margin increased to 9.1% from 3.6%, primarily due to trends similar to those affecting the 2004 second quarter.


OUTLOOK

"We expect continued good performance for the second half of 2004," said Mr. Lanza, "as the DoD continues to invest in the military transformation of its operations, focusing on ISR, security, unmanned aerial vehicles (UAVs), training, precision weapons and aircraft modernization. The U.S. Congress continues to be very supportive of defense spending for fiscal 2005, despite the pressures of an upcoming general election and the challenges of significant troop deployment in the Middle East."

"The top line DoD budget growth for fiscal 2006 could vary between 1% and 6%," continued Mr. Lanza, "depending on the outcome of the presidential election and on which party leads Congress. In any event, both parties have strong defense appropriations leadership, which will not allow the DoD budget to be a bill player for other budget and spending priorities. In addition, there is widespread support for funding to advance military transformation initiatives, and we expect L-3 to continue to grow organically because we believe that L-3's products are key to the enhancement and upgrade of existing and new military platforms and systems, and can also provide added value to the diversity of systems."


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L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2004 RESULTS                 PAGE 8


Mr. Lanza also said that the DoD is continuing to make progress in ensuring more opportunities for the vendor base to bid their products into large defense platform contracts managed by the prime system contractors as large-scale integrators.

In homeland security, L-3 has become a major presence in providing a number of products for a variety of applications. "We are beginning to see more planning and focused spending from the Department of Homeland Security (DHS) and state and local governments to secure their citizens and their infrastructure," said Mr. Lanza, "and we expect this to increase for the next several years." He also said that L-3 has developed a broad array of products for homeland security, including integrated airport, cargo, maritime, port and border security solutions, as well as crisis management systems and vehicles for command and control and bioterrorism.

Mr. Lanza also noted that the acquisition pipeline continues to be strong. "Although there are fewer large acquisition candidates available, there continue to be many companies with $50 million to $300 million of annual revenues that would be a very attractive fit for L-3. We will continue to rely on an acquisition strategy that has proven successful for us over a long period of time to supplement L-3's organic growth. Our strategy is to acquire synergistic companies with products that are number-one or number-two in their markets and to continue to demonstrate financial prudence in what we pay for these companies and ensure that they are accretive within one year. We do not use size as a metric to decide which companies are a good fit for L-3. We are looking for good companies that are undervalued and can expand our product and service offerings to L-3's customer base, rather than stand alone additions to L-3's portfolio of businesses."

"As we look to the second half of 2004, we expect continued good growth and that we will exceed our target of 20% growth - 10% through internal growth and 10% from acquisitions," said Mr. Lanza. "Our internal growth is driven by a solid defense budget and the fact that our offerings are well positioned to take advantage of continuing transformation of the U.S. Military. There continues to be a good number of affordable acquisition candidates that can add to our ISR, secure communications, government services, training and simulation, aircraft modernization and our expanding catalog of specialized products, as well as products and systems for homeland defense."

The company expects sales for 2004 compared to 2003 to grow in excess of 30% to more than $6.6 billion, including organic sales growth of between 10% and 12% and increases from acquired businesses. Operating income is expected to grow by more than 26%, resulting in 2004 diluted earnings per share of approximately $3.40. The company expects to generate free cash flow of between $430 million and $440 million for 2004, which is comprised of net cash from operating activities of between $535 million and $545 million, less approximately $105 million of capital expenditures, net of dispositions of property, plant and equipment.


CONFERENCE CALL

In conjunction with this release, L-3 Communications will host a conference call, which will be broadcast live over the Internet. Frank C. Lanza, chairman and chief executive officer, Robert V. LaPenta, president and chief financial officer, and Cynthia Swain, vice president-corporate communications, will host the call today, Tuesday, July 27, 2004, at 2:00 pm EDT. Listeners may access the conference call live over the Internet at the following locations:

         http://www.firstcallevents.com/service/ajwz407686399gf12.html
                                    or
                          http://www.L-3com.com

Please allow fifteen minutes prior to the call to download and install any necessary audio software. The archived version of the call may be accessed at these sites or by dialing (800) 642-1687 (passcode: 8378216), beginning approximately two hours after the call ends through August 3, 2004.

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L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2004 RESULTS                 PAGE 9


Headquartered in New York City, L-3 Communications is a leading provider of Intelligence, Surveillance and Reconnaissance (ISR) systems, secure communications systems, aircraft modernization, training and government services and is a merchant supplier of a broad array of high technology products. Its customers include the Department of Defense, Department of Homeland Security, selected U.S. Government intelligence agencies and aerospace prime contractors.

To learn more about L-3 Communications, please visit the company's web site at www.L-3Com.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company's Safe Harbor Compliance Statement for Forward-looking Statements included in the company's recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.


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                        L-3 COMMUNICATIONS HOLDINGS, INC.
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                           THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                JUNE 30,                    JUNE 30,
                                                          ----------------------      ----------------------
                                                             2004        2003            2004        2003
                                                          ----------  ----------      ----------  ----------
           SALES:

           CONTRACTS, PRIMARILY U.S. GOVERNMENT(a)        $ 1,501.8   $ 1,076.6       $ 2,876.0   $ 2,023.4
           COMMERCIAL, PRIMARILY PRODUCTS(a)                  178.2       150.3           325.6       292.5
                                                          ----------  ----------      ----------  ----------
              CONSOLIDATED SALES                          $ 1,680.0   $ 1,226.9       $ 3,201.6   $ 2,315.9
                                                          ----------  ----------      ----------  ----------

         COSTS AND EXPENSES:

           CONTRACTS, PRIMARILY U.S. GOVERNMENT             1,343.7       953.6         2,575.9     1,796.4
           COMMERCIAL, PRIMARILY PRODUCTS:
            COST OF SALES                                     105.0        93.1           193.1       188.0
            SELLING, GENERAL AND ADMINISTRATIVE EXPENSES       36.1        36.7            70.4        69.4
            RESEARCH AND DEVELOPMENT EXPENSES                  17.1        14.7            32.5        24.5
                                                          ---------  ----------      ----------  ----------
              CONSOLIDATED COSTS AND EXPENSES               1,501.9     1,098.1         2,871.9     2,078.3
                                                          ----------  ----------      ----------  ----------

         OPERATING INCOME(a)                                  178.1       128.8           329.7       237.6

         INTEREST AND OTHER (INCOME) EXPENSE                    2.3         0.1             3.4       (1.3)
         INTEREST EXPENSE                                      35.4        33.7            71.9        65.9
         MINORITY INTERESTS IN NET INCOME OF
          CONSOLIDATED SUBSIDIARIES                             1.7         0.4             2.3         0.7

         LOSS ON RETIREMENT OF DEBT                               -        11.2               -        11.2
                                                          ----------  ----------      ----------  ----------
         INCOME BEFORE INCOME  TAXES                          138.7        83.4           252.1       161.1
         PROVISION FOR INCOME TAXES                            50.6        30.0            92.0        58.0
                                                          ----------  ----------      ----------  ----------
         NET INCOME                                           $ 88.1     $  53.4         $ 160.1     $ 103.1
                                                          ==========  ==========      ==========  ==========
         EARNINGS PER SHARE:

                     BASIC                                   $ 0.83     $  0.56          $ 1.52     $  1.08
                                                          ==========  ==========      ==========  ==========

                     DILUTED(b)                              $ 0.81     $  0.53          $ 1.47     $  1.03
                                                          ==========  ==========      ==========  ==========

         WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
         -------------------------------------------

                     BASIC                                 106.1        95.6           105.3        95.4
                                                       ==========  ==========      ==========  ==========

                     DILUTED                               109.2       105.6           108.6       105.3
                                                       ==========  ==========      ==========  ==========

  ----------------
 (a) In 2004, we consolidated the explosives detection systems (EDS) business into L-3 Security and Detection Systems, the IMC business into L-3 Government Services, Inc., the EMP business into our ESSCO business and the Apcom business into our Communication System-East business. As a result of these business realignments, certain reclassifications have been made to the prior period sales and operating income amounts to conform them to the current period presentation. Specifically, $13.6 million of sales and $3.3 million of operating income was reclassified from "Contracts, primarily U.S. Government" to "Commercial, primarily products" primarily for the EDS business, and $9.1 million of sales and $0.6 million of operating income was reclassified from "Commercial, primarily products" to "Contracts, primarily U.S. Government," primarily for the IMC business for the three months ended June 30, 2003. For the six months ended June 30, 2003, $43.2 million of sales and $5.7 million of operating income was reclassified from "Contracts, primarily U.S. Government" to "Commercial, primarily products," primarily for the EDS business and $20.7 million of sales and $0.8 million of operating income was reclassified from "Commercial primarily products" to "Contracts, primarily U.S. Government," primarily for the IMC business.

 (b) In order to calculate diluted earnings per share for the three and six months ended June 30, 2003, the after-tax interest expense savings on the assumed conversion of Convertible Notes must be added to net income and then divided by the weighted average number of shares outstanding. The amount to add to net income is $2.6 million for the three months ended June 30, 2003 and $5.2 million for the six months ended June 30, 2003.


                                     -more-

                     L-3 COMMUNICATIONS HOLDINGS, INC.
                          SELECTED FINANCIAL DATA
                              (IN MILLIONS)

                                                             THREE MONTHS ENDED          SIX MONTHS ENDED
                                                                  JUNE 30,                   JUNE 30,
                                                           -----------------------     ----------------------
                                                              2004        2003           2004        2003
                                                           -----------  ----------     ----------  ----------
         FUNDED ORDERS                                      $ 1,844.7   $ 1,402.2       $3,515.0   $ 2,617.7

         REPORTABLE SEGMENT OPERATING DATA:
         ----------------------------------

         SALES:

             SECURE COMMUNICATIONS & ISR                     $  413.6    $  352.6       $  797.9    $  680.3
             TRAINING, SIMULATION & GOVT. SVS.(c)               313.5       259.9          582.0       501.3
             AVIATION PDTS. & AIRCRAFT MODERNIZATION            551.2       253.6        1,073.8       406.1
             SPECIALIZED PRODUCTS(c)                            401.7       360.8          747.9       728.2
                       CONSOLIDATED                         -----------  ----------     ----------  ----------
                                                             $1,680.0    $1,226.9       $3,201.6    $2,315.9
                                                            ===========  ==========     ==========  ==========

          OPERATING INCOME:
              SECURE COMMUNICATIONS & ISR                     $  56.8     $  42.5        $ 103.0     $  74.9
              TRAINING, SIMULATION & GOVT. SVS. (c)              35.3        30.5           67.2        60.4
              AVIATION PDTS. & AIRCRAFT MODERNIZATION            54.2        33.7          104.0        54.5
              SPECIALIZED PRODUCTS(c)                            31.8        22.1           55.5        47.8
                        CONSOLIDATED                        -----------  ----------     ----------  ----------
                                                             $  178.1     $ 128.8        $ 329.7     $ 237.6
                                                            ===========  ==========     ==========  ==========

          OPERATING MARGIN:
              SECURE COMMUNICATIONS & ISR                        13.7%       12.1%          12.9%       11.0%
              TRAINING, SIMULATION & GOVT. SVS. (c)              11.3%       11.7%          11.5%       12.0%
              AVIATION PDTS. & AIRCRAFT MODERNIZATION             9.8%       13.3%           9.7%       13.4%
              SPECIALIZED PRODUCTS(c)                             7.9%        6.1%           7.4%        6.6%
                        CONSOLIDATED                             10.6%       10.5%          10.3%       10.3%

          DEPRECIATION AND AMORTIZATION:
              SECURE COMMUNICATIONS & ISR                     $   7.6      $  6.6        $  16.0   $    13.7
              TRAINING, SIMULATION & GOV'T SVS.                   1.8         2.0            3.6         4.0
              AVIATION PDTS. & AIRCRAFT MODERNIZATION             8.3         5.1           16.5         9.0
              SPECIALIZED PRODUCTS                               11.4        11.1           22.7        20.9
                        CONSOLIDATED                       -----------  ----------     ----------  ----------
                                                              $  29.1     $  24.8        $  58.8     $  47.6
                                                           ===========  ==========     ==========  ==========
          CASH FLOW DATA:
          ---------------
              NET CASH FROM OPERATING ACTIVITIES             $  139.2     $ 102.2        $ 244.0     $ 208.3
              NET CASH USED IN INVESTING ACTIVITIES            (121.2)      (43.7)        (159.4)     (257.1)
              NET CASH FROM FINANCING ACTIVITIES                  4.5       213.9            8.5       220.7
                                                            -----------  ----------     ----------  ----------
              NET INCREASE IN CASH                            $  22.5     $ 272.4        $  93.1     $ 171.9
                                                            ===========  ==========     ==========  ==========

         RECONCILIATION OF GAAP TO NON-GAAP
         MEASUREMENTS:
         -----------------------------------

         NET CASH FROM OPERATING ACTIVITIES                   $ 139.2     $ 102.2        $ 244.0     $ 208.3
         LESS: CAPITAL EXPENDITURES                             (17.9)      (21.6)         (32.9)      (38.1)
         ADD: DISPOSITIONS                                        6.3         0.4            8.8         0.9
                                                           -----------  ----------     ----------  ----------
         FREE CASH FLOW(d)                                    $ 127.6     $  81.0        $ 219.9     $ 171.1
                                                           ===========  ==========     ==========  ==========

                                                                                   JUNE 30,      DECEMBER 31,
                                                                                     2004           2003
                                                                                 -------------  -------------
              PERIOD END DATA:
              -----------------

                                FUNDED BACKLOG                                      $ 4,240.4     $  3,893.3

                                CASH & CASH EQUIVALENTS                             $   228.0     $    134.9

                                TOTAL DEBT                                          $ 2,145.6     $  2,457.3

                                MINORITY INTERESTS                                  $    75.5     $     76.2

                                SHAREHOLDERS' EQUITY                                $ 3,088.4     $  2,574.5

           ---------------

         (c) In 2004, we consolidated the IMC business into L-3 Government Services, Inc. As a result of this realignment, $9.1 million of sales and $1.3 million of operating income was reclassified from the Specialized Products segment to the Training, Simulation & Government Services segment for the three months ended June 30, 2003. For the six months ended June 30, 2003, $19.1 million of sales and $2.7 million of operating income was reclassified from the Specialized Products segment to the Training, Simulation & Government Services segment.

         (d) The company discloses free cash flow because the company believes that, subject to the limitations discussed below, it is one indicator of the cash flow generated that is available for investing and financing activities. Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock and investing cash to acquire businesses and making other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to refinance its existing debt when it matures with new debt, and that the company will be able to supplementally finance any new acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that can be relied upon to represent the residual cash flow available for discretionary expenditures.